Form N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                        NOTIFICATION OF ELECTION PURSUANT
                       TO RULE 18F-1 UNDER THE INVESTMENT
                               COMPANY ACT OF 1940





                          1-800-MUTUALS Advisor Series
                            Exact Name of Registrant



                            NOTIFICATION OF ELECTION


     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Milwaukee and the state of Wisconsin on the 23rd day of March, 2001.

                              Signature:   1-800-MUTUALS Advisor Series
                                           ----------------------------
                                           (Name of Registrant)


                              By:          /s/  Joseph C. Neuberger
                                           ----------------------------
                                           Joseph C. Neuberger
                                           (Name of director, trustee or officer
                                           signing on behalf of Registrant)


                                           President, Trustee and Chairperson
                                           -----------------------------------
                                                        (Title)



Attest: /s/  Katharine A. Harwood
       ----------------------------------
       Katherine A. Harwood

       Assistant Secretary
       ----------------------------------
                  (Title)